FOR IMMEDIATE RELEASE:

DrugMax Retires $23 Million in Subordinated Debt with Former Supplier

Farmington, CT, June 29, 2006 – DrugMax, Inc. (Nasdaq: DMAX) today announced its early repayment, settlement and termination of $23 million in outstanding subordinated debt with a former supplier.

The subordinated debt, payable to AmerisourceBergen Drug Corporation, consisted of a subordinated convertible debenture in the original principal amount of $11.5 million and a subordinated promissory note in the original principal amount of $11.5 million. Both original debt instruments were 5-year agreements with a maturity in September 2010. DrugMax and Amerisource agreed to settle and retire both of the existing debt instruments early for a lump sum repayment of $10 million. Funds for the repayment came from a $10 million subordinated secured debt private placement with investment funds ("Deerfield") managed by Deerfield Management Company L.P., a private partnership founded in 1994 that specializes in health care investments. Today the firm is one of the largest dedicated health care fund managers with investments totaling in excess of $2 billion. The new notes, in the aggregate principal amount of $10 million each have a five-year maturity and are designed to help the Company's cash flow with interest starting at 2.5 % and 5.0% in years one and two, respectively, and ending at 17.5% in year five of the 5-year amortization. In addition, Deerfield will receive warrants to purchase a total of 16,500,000 shares of DrugMax common stock. Warrants for 3,000,000 shares were issued at an exercise price of $0.61, the 30-day average fair market exercise price calculated at closing, and the additional warrants are exercisable at exercise prices determined based upon estimated stock price increases of approximately 23%, 28% and 50%. Proceeds from each warrant exercise by Deerfield are to be used equally to repay original debt principal and for working capital for the Company. DrugMax may repay the note at any time with no prepayment penalty. Further details of the subordinated debt will be available in the Company's Form 8-K to be filed with the Securities and Exchange Commission.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, "One of our primary objectives this year is to continue to improve our capital structure to enable us to focus our resources on growing our core pharmacy business and expanding our platform. This transaction helps us improve our balance sheet tremendously by removing the highly dilutive impact of the existing convertible debenture as well as reducing our overall indebtedness by $13 million. Our new partners at Deerfield have really taken the time to understand our business. They have designed a debt instrument that not only helps our cash flow over the next few years through lower interest payments but also provides us upside as they exercise warrants and invest more capital into DrugMax. We consider the combined achievement of retiring a $23 million debt structure now and forming a new alliance with a value added source of fairly priced future capital to be a major step forward in improving our balance sheet, building value for our shareholders and for the future growth of our Company."

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names. The Company also operates Worksite Pharmacy℠, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management.

The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax's Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended April 1, 2006, filed with the U.S. Securities and Exchange Commission. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860-676-1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com